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                                                                    Exhibit 99.1

[LOGO]
RMH TELESERVICES

                             FOR IMMEDIATE RELEASE
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           RMH TELESERVICES RAISES $10 MILLION IN PRIVATE PLACEMENT
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BRYN MAWR, PA - April 2, 2001 - RMH Teleservices, Inc. (Nasdaq NMS:RMHT), a
leading provider of customer relationship management services, today announced that it has raised $10.0 million in a private placement financing. RMH Director Jeff Jensen and related family entities have purchased an additional 1.8 million shares of common stock in RMH Teleservices at $5.50 per share, increasing their ownership position in the Company from 51% to 60%.

"We continue to see incredible demand for both domestic and international partnership opportunities within our industry," said John Fellows, Chief Executive Officer. "We will utilize this capital infusion to continue our rapid expansion, enhance our operations infrastructure and leverage our capital base. We thank Jeff for his follow-on investment in RMH's management and growth strategy."

Due to increasing demand from both new and existing client relationships, RMH Teleservices completed a significant expansion in capacity over the past several months. The Company has successfully added over 2,000 workstations within six new facilities across North America. This expansion has increased RMH's overall capacity to approximately 5,500 workstations.

Scot Brunke, Chief Financial Officer added, "We are now ideally positioned to execute our long-term plan. The $10 million equity infusion significantly expands our Company's capital base, which we will begin to leverage as we enter into new partnerships and our infrastructure expands accordingly."

Jeff Jensen stated, "With the Company's strong management team, rapidly growing blue chip client base and diversified operations, we are confident that RMH will continue its leadership position in the customer relationship management industry."

About RMH Teleservices
RMH Teleservices, Inc. is a leading provider of customer relationship management services and e-commerce solutions for major corporations in the technology, telecommunications, financial services, and insurance industries. Founded in 1983, the Company is headquartered in Bryn Mawr, Pennsylvania, employs approximately 7,000 people and has 25 facilities throughout the United States and Canada. To learn more about RMH Teleservices, please reference the Company's web site at www.rmht.com.
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RMH Teleservices, Inc. Press Release                                      Page 2
April 2, 2001

This news release contains forward-looking statements. Such forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or qualified and certain of which are discussed from time to time in the Company's filings with the Securities and Exchange Commission. Future events and actual results could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. The risks and uncertainties that may affect the disclosures contained herein include, but are not limited to: (i) reliance on principal client relationships in the insurance, financial services, telecommunications and technology industries;
(ii) fluctuations in quarterly results of operations due to the timing of clients' telemarketing campaigns, the commencement and expiration of contracts, unanticipated delays to the opening of new call centers and expansion of existing call centers, the amount of new business generated by the Company, changes in the Company's revenue mix among its various customers, the timing of additional selling, general and administrative expenses to acquire and support such new business, and changes in competitive conditions affecting the telemarketing industry; (iii) difficulties of managing growth profitably; (iv) fluctuations in US dollar and Canadian dollar exchange rates; (v) delivery on a timely basis and performance of automated call-processing systems and other technological factors; (vi) reliance on independent long-distance companies;
(vii) changes in government regulations affecting the teleservices and telecommunications industries; (viii) competition from other outside providers of teleservices and in-house telemarketing operations of existing and potential clients; (ix) competition from providers of other marketing formats, such as direct mail and emerging strategies such as interactive shopping and marketing over the Internet; (x) changes in relationships with credit providers and lenders (xi) realization of revenues, unexpected expenses, and viability of RMH's joint venture 365biz.com LP.

For Additional Information, Please Contact:
RMH Teleservices, Inc.                         Investor Relations:
Scot Brunke, CFO                               The Equity Group Inc.
sbrunke@rmhteleservices.com                    www.theequitygroup.com
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(610) 520-5300                                 Loren G. Mortman (212) 836-9604
                                               lmortman@equityny.com
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                                               Linda Latman (212) 836-9609

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